UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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☐ Preliminary Proxy Statement
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting material under Rule 14a-12
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ARTESYN TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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ARTESYN TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 2, 2005
To the Stockholders:
     The Annual Meeting of the Stockholders of Artesyn Technologies, Inc. (the “Company”) will be held on June 2, 2005, at 10:00 A.M., local time, at the Hilton Suites Boca Raton, 7920 Glades Road, Boca Raton, Florida 33434, for the following purposes:

1. To elect ten directors to hold office until the Company’s Annual Meeting of Stockholders in 2006 and until their respective successors have been duly elected and qualified;

2. To consider and act upon a proposal to ratify the selection of the firm of Ernst & Young LLP as auditors for the fiscal year ending December 30, 2005; and

3. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.
     The Board of Directors of the Company has fixed the close of business on April 8, 2005 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Company’s Annual Meeting of Stockholders (the “Meeting”). Only stockholders as of the Record Date may vote at the Meeting. Whether you plan to attend the meeting in person or not, please vote in one of the following ways:

•	Over the Internet by visiting the web site shown on your proxy card;

•	Use the toll-free telephone number shown on your proxy card; or

•	Complete, date and sign the enclosed proxy card and return it promptly with the postage-paid envelope.

By Order of the Board of Directors

Richard J. Thompson
Secretary
April 25, 2005
     Please note that attendance at the Meeting will be limited to stockholders of the Company as of the Record Date and the Company’s invited guests. If your shares are held by a bank or broker, please bring to the Meeting your bank or broker statement evidencing your beneficial ownership of Company stock to gain admission to the Meeting.

PROXY STATEMENT
ARTESYN TECHNOLOGIES, INC. 7900 Glades Road, Suite 500 Boca Raton, Florida 33434
Annual Meeting of Stockholders To Be Held On June 2, 2005
GENERAL INFORMATION
PROPOSAL I: ELECTION OF DIRECTORS
STOCK PERFORMANCE GRAPH
PROPOSAL II: RATIFICATION OF SELECTION OF AUDITORS
OTHER MATTERS; SUBMISSION OF STOCKHOLDER PROPOSALS

PROXY STATEMENT
ARTESYN TECHNOLOGIES, INC.
7900 Glades Road, Suite 500
Boca Raton, Florida 33434
Annual Meeting of Stockholders
To Be Held On June 2, 2005
GENERAL INFORMATION
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Artesyn Technologies, Inc., a Florida corporation (the “Company”), to be voted at the Company’s 2005 Annual Meeting of Stockholders (the “Meeting”) and at any adjournment(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Meeting is to be held on June 2, 2005, at the Hilton Suites Boca Raton, 7920 Glades Road, Boca Raton, Florida 33434, at 10:00 A.M., local time.
     The principal executive offices of the Company are located at 7900 Glades Road, Suite 500, Boca Raton, Florida 33434 (telephone number: 561.451.1000). The enclosed proxy card and this Proxy Statement are being sent to stockholders of the Company on or about April 25, 2005.
Quorum; Votes Required
     Proxies in the form enclosed with this Proxy Statement are being solicited by, and on behalf of, the Company’s Board of Directors (the “Board of Directors”). The Board of Directors has designated the persons named in the enclosed proxy card as proxies. If a quorum, consisting of a majority of the issued and outstanding shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), eligible to vote, is present at the Meeting, in person or by proxy, (i) the nominees for director will be elected by the affirmative vote of a plurality of the shares cast on such matter at the Meeting and (ii) the proposal to ratify the selection of the firm of Ernst & Young LLP as auditors for the fiscal year ending December 30, 2005 will be approved if the number of votes cast in favor of the matter at the Meeting exceeds the number of votes cast at the Meeting opposing the matter. All other matters to come properly before the Meeting shall, subject to applicable law, be approved if the number of votes cast in favor of the matter at the Meeting exceeds the number of votes cast at the Meeting opposing the matter. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum at the Meeting.
     Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Brokers that are members of the New York Stock Exchange are permitted to vote their clients’ shares in their own discretion as to the election of directors, ratification of auditors and certain other routine matters if the clients have not furnished voting instructions prior to the Meeting. Brokers that are members of the New York Stock Exchange who have received no instructions from their clients are not permitted to vote on proposals that could have a substantial impact on the rights or privileges of stockholders. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or other nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker “non-votes” on any matter shall be deemed not to have been present for voting purposes for that matter. The vote on each matter submitted to stockholders is tabulated separately. Approval of each individual matter is not related to or conditioned on the approval of any other matter.
     Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted (i) “FOR” the election of all the nominees for director named in this Proxy Statement and (ii) “FOR” the proposal to ratify the selection of the firm of Ernst & Young LLP as auditors for the fiscal year ending December 30, 2005. In the event that any other matters are properly presented at the Meeting for action, the persons named in the proxy will vote the proxies (which confer authority upon them to vote on any such matters) in accordance with their judgment.

Revocation
     A record stockholder may revoke any proxy given pursuant to this solicitation at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting or by executing another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her proxy.
Solicitation
     The Company will pay the costs of soliciting proxies, which will be made primarily by mail, but, in addition, may be made by directors, officers and employees of the Company, personally or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses, in connection with such solicitations. The Company will reimburse brokers, custodians, nominees and fiduciaries for their out-of-pocket and clerical expenses in transmitting proxies and related materials to beneficial owners. The Company has retained MacKenzie Partners, Inc. (“MacKenzie”) to assist it in the distribution and solicitation of proxies. The Company has agreed to pay MacKenzie $7,500 plus reasonable out-of-pocket expenses for their proxy solicitation services.
Annual Report
     The Company’s 2004 Annual Report, which contains the Company’s audited financial statements for fiscal year ended December 31, 2004, is combined with this Proxy Statement.
Record Date; Outstanding Shares
     The Board of Directors has fixed the close of business on April 8, 2005 as the record date (the “Record Date”) for the determination of stockholders of the Company who are entitled to receive notice of, and to vote at, the Meeting. At the close of business on that date, an aggregate of 39,536,401 shares of Common Stock were issued and outstanding, each of which is entitled to one vote on each matter to be voted upon at the Meeting. The Company’s stockholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.

PROPOSAL I:    ELECTION OF DIRECTORS
     The entire Board of Directors is to be elected at the Meeting. The Company’s by-laws provide that the maximum number of directors is twelve, with the exact number to be fixed by the Board of Directors. The Board of Directors is presently fixed at ten members. All of the nominees listed below have consented to being named in this Proxy Statement and to serving as directors of the Company if elected. All of the nominees are currently directors of the Company and were elected by the stockholders at the Company’s Annual Meeting of Stockholders held in 2004. Messrs. Schmidt, Steel and Matthews initially became directors of the Company pursuant to the Agreement and Plan of Merger entered into in connection with the merger of the Company and Zytec Corporation (“Zytec”) in 1997. Messrs. Schmidt, Steel and Matthews currently have the right to designate up to two individuals to be nominated for election to the Board of Directors. Such designees are included in the slate of nominees for election to the Board of Directors set forth below.
     Proxies in the accompanying form will be voted at the Meeting in favor of the election of each of the nominees listed on the accompanying proxy card, unless authority to do so is withheld as to an individual nominee or nominees or all nominees as a group. Proxies cannot be voted for a greater number of persons than the number of nominees named. Directors will be elected by a plurality of the votes cast therefor by the stockholders (assuming a quorum exists). In the unexpected event that any nominee should become unable to, or for good reason will not, serve as a director, it is intended that proxies will be voted for the election of substitute nominee(s).
Biographical Information of Directors
     Set forth below is certain information with respect to each nominee for election as a director of the Company at the Meeting (based solely upon information furnished by the nominees). Each of the nominees is presently a director of the Company. The Board of Directors has determined that eight out of ten of the nominees — Messrs. Croft, Matthews, O’Reilly, Sager, Sapp, Schmidt, Solomon and Steel — satisfy The NASDAQ Stock Market’s independence requirements.

		Director of
		Artesyn
Name	Age*	Since

Edward S. Croft, III	62	1980
Since August 1996, Managing Director of Croft & Bender LLC, a private investment banking firm; from April 1996 to August 1996, President of Croft & Co., a financial advisory firm; for more than five years prior to April 1996, Managing Director of The Robinson-Humphrey Company, Inc., an investment banking firm.

Lawrence J. Matthews	76	1997
For more than the past ten years, a retired executive. From January 1999 to June 2000, Acting President and Chief Executive Officer of Veritec, Inc., a seller of microprocessor-based encoding and decoding systems products. Currently a director of Veritec, Inc. Before the merger of the Company and Zytec, Mr. Matthews was a director of Zytec.

Joseph M. O’Donnell	58	1994
Chairman of the Board of the Directors since May 2003, Co-Chairman from December 1997 to May 2003 and Chairman from February 1997 to December 1997; since July 1994, Chief Executive Officer and President of the Company. Since May 2004, a member of the board of directors and corporate development sub-committee of Parametric Technology Corporation.

Stephen A. Ollendorff	66	1984
Practicing attorney for more than the past five years; since February 1999, Of Counsel to Kirkpatrick & Lockhart Nicholson Graham LLP (formerly Kirkpatrick & Lockhart LLP); presently, and for more than the past five years, a director of Acorn Holding Corp., a holding company; for more than the past five years until March 2005, Chairman and Chief Executive Officer of Acorn Holding Corp.

		Director of
		Artesyn
Name	Age*	Since

Phillip A. O’Reilly	78	1988
For more than the past five years, a retired executive.

Bert Sager	79	1968
Practicing attorney for more than the past five years; director of Acorn Holding Corp., a holding company.

A. Eugene Sapp, Jr.	68	1997
Presently, a retired executive. Presently and since December 2001, director of Sanmina-SCI Corporation. From December 2001 to December 2002, Co-Chairman and a director of Sanmina-SCI Corporation (the surviving corporation of the merger of SCI Systems, Inc. with a wholly-owned subsidiary of Sanmina Corporation); from 1994 until 1999, President and Chief Operating Officer of SCI Systems, Inc.; from July 1999 to July 2000, Chief Executive Officer of SCI Systems, Inc.; and from July 2000 until the merger with Sanmina in December 2001, Chairman and Chief Executive Officer of SCI Systems, Inc.

Ronald D. Schmidt	68	1997
Presently, a retired executive. Co-Chairman of the Board of Directors of the Company from December 1997 until May 2003; from January 1984 to December 1997, an executive officer (including Chairman of the Board of Directors and Chief Executive Officer) and a director of Zytec.

Lewis Solomon	71	1995
Designated as the Lead Independent Director by the Board of Directors since January 2003. Presently, Chairman and Chief Executive Officer of SCC Company, a consulting company. From October 1999 to June 2004, Chief Executive Officer of Broadband Services, Inc., a provider of logistic and technical services to the cable television, DBS, fixed wireless and telecommunication industries; from August 1990 to October 1999, Chairman of G&L of Syosset, Inc., a financial consulting firm; director of Anadigics, Inc., a manufacturer of gallium arsenide semiconductors; director of Terayon Communications, Inc., a manufacturer of cable and wireless modems; and director of Harmonic, Inc., a designer, manufacturer and marketer of digital and fiber optic systems.

John M. Steel	60	1997
Since July 2000, a retired executive; from December 1997 until July 2000, Vice President of the Company; from January 1984 to December 1997, executive officer and director of Zytec.

*	Ages of Directors are as of April 8, 2005.
     The Board of Directors unanimously recommends a vote “FOR” the re-election of all of the 10 nominees named above as directors of the Company.
The Board of Directors and the Committees of the Board; Corporate Governance
     The Board of Directors met eight times during fiscal year 2004, and no director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committee(s), if any, of the Board of Directors on which he served. The Company encourages all incumbent directors and director nominees to attend each annual meeting of the Company’s stockholders. All incumbent directors attended the Company’s last annual meeting of stockholders held on May 6, 2004.

Corporate Governance Guidelines
     To promote the effective functioning of the Board of Directors and its committees, to promote the interests of stockholders, and to ensure a common set of expectations as to how the Board of Directors, its committees, individual directors and management should perform their functions, the Board of Directors adopted the “Artesyn Technologies, Inc. Corporate Governance Guidelines” on January 29, 2004. The Corporate Governance Guidelines address, among other things, the responsibilities of the Board of Directors, committees of the

Board of Directors, executive sessions of independent directors, selection of nominees for directors of the Company, expectations for directors and the annual self-evaluation of the Board of Directors and its committees. The Corporate Governance Guidelines are posted in the Investor Relations/Corporate Governance section of the Company’s website at www.artesyn.com.
     In April 2005, the Board of Directors decided to enhance the Company’s existing Corporate Governance Guidelines. The Board of Directors instituted a policy which limits the number of additional public company boards of directors on which its members may serve. While acknowledging that concurrent service on multiple boards of directors may help hone a director’s skills and increase his base of knowledge, the Board of Directors concluded that the risk of not having sufficient time to properly and efficiently perform one’s duties to the Company would outweigh these possible benefits — and should warrant some limit on how many additional boards of directors on which a director can serve. Therefore, the Board of Directors has concluded that, in order to remain eligible to serve as a director of the Company, all directors may serve on no more than three additional public company boards of directors, in addition to their service on the Board of Directors of the Company. Additionally, the Board of Directors has instituted a policy requiring all directors to attend periodic director educational courses or conferences, which are accredited by industry groups including Institutional Shareholder Services, Inc. The Board of Directors implemented this policy because it concluded that ongoing director education is a critical component of sound corporate governance. The Board of Directors believes that the skills sharpened in an educational setting will provide its members with an improved framework for making informed decisions and exercising sound business judgment.

Executive Sessions
     Executive sessions of independent directors were held four times in fiscal year 2004. The sessions are scheduled and chaired by Lewis Solomon, the Lead Independent Director of the Board of Directors.

Code of Business Conduct and Ethics
     The Company has adopted the “Artesyn Technologies, Inc. Code of Business Conduct and Ethics,” a code of ethics that applies to all of the Company’s directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer, Treasurer, Corporate Controller and other finance organization employees. The Code of Business Conduct and Ethics is publicly available at the Investor Relations/Corporate Governance section of the Company’s website. Any substantive amendments to the Code of Business Conduct and Ethics or grant of any waiver from a provision of the Code of Business Conduct and Ethics to the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Corporate Controller will be disclosed on the Company’s website (www.artesyn.com) or in a report filed with the SEC on Form  8-K.

Committees
     The Board of Directors has established four standing committees — an Audit Committee, Compensation and Stock Option Committee, Governance and Nominating Committee and an Executive Committee. A discussion of the current responsibilities of each Committee follows this chart identifying the current membership of each Committee:

		Compensation and	Governance
	Audit	Stock Option	and Nominating	Executive
Member	Committee	Committee	Committee	Committee

Edward S. Croft, III	X	X
Joseph M. O’Donnell				C
Stephen A. Ollendorff				X
Phillip A. O’Reilly	X	C	X
Bert Sager	X	X	X
A. Eugene Sapp, Jr.*	C		X
Ronald D. Schmidt				X
Lewis Solomon	X	X	C	X

C = Chairperson
X = Member
* = Audit Committee Financial Expert

The Audit Committee
     The Audit Committee is composed of Messrs. Sapp (Chairman), Croft, O’Reilly, Sager and Solomon. The Board of Directors has determined that each of the Audit Committee members meet the current independence and experience requirements of The NASDAQ Stock Market and the applicable rules and regulations of the SEC. The Board of Directors has also determined that Mr. Sapp satisfies the requirements of an “audit committee financial expert” by virtue of his experience actively supervising a principal financial officer while serving as the chief executive officer of SCI Systems, Inc., and, further, has determined that he is independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.
     The Audit Committee, which held ten meetings during fiscal year 2004, reviews the internal and external audit functions of the Company and makes recommendations to the Board of Directors with respect to these functions. It has primary responsibility for the formulation and development of the auditing policies and procedures of the Company and for making recommendations to the Board of Directors with respect to the selection of the Company’s independent auditing firm. The Audit Committee also (i) reviews the results of the annual audit with management and the Company’s independent auditing firm, (ii) reviews the results of any internal audit reports, (iii) reviews the financial statements and management’s discussion and analysis contained in the Company’s annual report to stockholders with management and the Company’s independent auditing firm, and reports the results of the annual audit to the Board of Directors, recommending whether or not the audited financial statements should be included in the Company’s annual report on Form 10-K, (iv) reviews with the Company’s independent auditing firm the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the SEC, (v) reviews with management and the Company’s independent auditing firm significant financial reporting issues and practices, and any changes in accounting principles and disclosure practices, (vi) reviews the proposed scope of the annual audit and approves the fees to be paid in connection with the annual audit and related matters, (vii) reviews the adequacy and effectiveness of the accounting and internal and financial controls of the Company with the independent auditors and the Company’s financial and accounting staff, (viii) inquires of management, the internal auditor and the Company’s independent auditing firm about significant risks or exposures and assesses the steps management has taken to minimize such risks to the Company, (ix) reviews and approves transactions between the Company and its directors, officers and affiliates, (x) establishes, reviews and revises procedures for the treatment of complaints regarding accounting issues, accounting controls and audit-related matters, (xi) reviews annually the adequacy of the Company’s Audit Committee Charter and the functions and independence of the Audit Committee, (xii) reviews, approves and monitors the Company’s Code of Ethics and policy statements to determine the adequacy of such rules in connection with applicable laws, (xiii) reviews the attestations by senior officers pursuant to the Sarbanes-Oxley Act of 2002 on full financial disclosure, internal controls and fraud, and discusses with management the basis for such conclusions, and (xiv) reviews reports received from regulators and other legal and regulatory matters that may have a material effect on the Company’s financial statements and related Company compliance procedures. The Company’s Audit Committee Charter is posted in the Investor Relations/ Corporate Governance section of the Company’s website at www.artesyn.com.

The Compensation and Stock Option Committee
     The Compensation and Stock Option Committee (the “Compensation Committee”) consists of Messrs. O’Reilly (Chairman), Croft, Sager and Solomon, all of whom the Board of Directors has determined meet the independence requirements of The NASDAQ Stock Market. The Compensation Committee, which held eight meetings during fiscal year 2004, reviews and sets the compensation for the Company’s Chief Executive Officer and reviews and makes recommendations to the Board of Directors with respect to the compensation of other corporate officers and key employees. The Compensation Committee has primary responsibility for the administration of the Company’s 2000 Performance Equity Plan, including the granting of options thereunder, and administers the Company’s 1990 Performance Equity Plan. The Company’s Compensation and Stock Option Committee Charter is posted in the Investor Relations/Corporate Governance section of the Company’s website at www.artesyn.com.

The Governance and Nominating Committee
     The Governance and Nominating Committee (the “Nominating Committee”) consists of Messrs. Solomon (Chairman), O’Reilly, Sager, and Sapp, all of whom the Board of Directors of the Company has determined meet the independence requirements of The NASDAQ Stock Market. The Nominating Committee, which held one meeting during fiscal year 2004, recommends nominees to fill vacancies on the Board of Directors and considers responsible recommendations by the Company’s stockholders of candidates to be nominated as directors of the Company. The Nominating Committee met in April 2005 and considered and recommended the ten nominees named in this Proxy Statement to the Board of Directors. The Company’s Governance and Nominating Committee Charter is posted in the Investor Relations/ Corporate Governance section of the Company’s website at www.artesyn.com.
     Under the Company’s Corporate Governance Guidelines and the Governance and Nominating Committee Charter, the Nominating Committee is responsible for identifying and recommending to the Board of Directors qualified candidates for directors, based primarily on the following criteria:

•	judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business;

•	diversity of viewpoints, background, experience and other demographics;

•	business or other relevant experience; and

•	the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other directors will build a Board of Directors that is effective, collegial and responsive to the needs of the Company.
     When considering candidates for election to the Board of Directors, the Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met in order for a candidate to be recommended as a nominee. However, the Nominating Committee does believe that all members of the Board of Directors should have (i) the highest character and integrity, (ii) sound business judgment and an inquiring mind as well as expertise that adds to the composition of the Board of Directors, (iii) professional experience, education and interest in, and capacity for understanding the complexities of, the operation of the Company, (iv) a reputation for working constructively with others, (v) sufficient time to devote to Board of Directors’ matters and (vi) no conflict of interest that would interfere with his/her performance as a director.
     The Nominating Committee will consider candidates for the Board of Directors from any reasonable source, including stockholder recommendations. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used in connection with this year’s election and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.
     Although there are no formal procedures for stockholders to nominate persons to serve as directors, stockholders wishing to submit nominations should notify the Company at its principal executive offices located at 7900 Glades Road, Suite 500, Boca Raton, Florida 33434. To be considered by the Nominating Committee, nominations must be in writing and addressed to the Secretary of the Company and must be received by the Company on or before the deadline for the receipt of stockholder proposals. See the section titled “Submission of Stockholder Proposals.” A brief biographical sketch, a document indicating the candidate’s willingness to serve if elected and evidence of the nominating person’s ownership of Company stock must also be submitted. The Nominating Committee evaluates each candidate, including incumbents, based on the same criteria.

The Executive Committee
     The Executive Committee consists of Messrs. O’Donnell (Chairman), Ollendorff, Schmidt and Solomon. The Executive Committee, which held two meetings during fiscal year 2004, was established by the Board of Directors in October 1997. The purpose of this committee is to exercise all the powers and authority of the full Board of Directors in the management of the Company except as may be limited by the Florida Business Corporation Act or other applicable law.

Compensation Committee Interlocks and Insider Participation
     None of the Compensation and Stock Option Committee members are, or were ever, executive officers or employees of the Company or had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K as promulgated by the SEC. During the last fiscal year, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served on the Board of Directors.

Compensation of Directors
     Directors who are not also employees of the Company (“Outside Directors”) receive an annual fee of $36,000 plus $2,000 per day for each Board of Directors meeting attended, $1,000 for each telephonic Board of Directors meeting attended, $1,000 per day for each committee meeting attended and $750 per day for each telephonic committee meeting attended. In addition, the chairman of the Audit Committee receives an additional annual fee of $15,000, and the chairmen of the other committees (excluding the Executive Committee) each receive an additional annual fee of $10,000.
     Outside Directors are also entitled to participate in the Outside Directors’ Stock Option Plan. Pursuant to the terms of that plan, each time an Outside Director is elected or re-elected by the stockholders of the Company to serve as a member of the Board of Directors, he or she is granted options to purchase 10,000 shares of Common Stock, exercisable for a period of ten years with an exercise price per share equal to the fair market value of a share of Common Stock on the date of the option grant. Each Outside Director must qualify for the grant by owning on the date of the option grant or on the date of a prior grant under the plan (provided he or she continues to hold at least the number of shares held on the date of the prior grant) an amount of Common Stock with a market value equal to three times the fees received by such director from the Company in the prior year or, if the director is newly elected, three times the average directors’ compensation in the prior year.
     Additionally, an Outside Director who had served as a director prior to August 15, 1996, and serves as a director for five or more years, is entitled to receive certain annual benefits under the Company’s Outside Directors’ Retirement Plan. The annual benefits commence on the later of such outside director’s retirement from the Board of Directors or attainment of age 70 and continue during a director’s life for a number of years equal to the number of years the Outside Director served on the Board of Directors. Retirement benefits are paid in a lump-sum if a participating director’s service on the Board of Directors is terminated for any reason within twenty-four months of a change of control of the Company, other than the director’s voluntary resignation that is not at the request of or otherwise initiated by the Company, its successors or stockholders. Effective January 1, 2000, the base amount of the retirement benefit is $24,000, adjusted pursuant to a cost of living index to each outside director’s particular retirement date. As adjusted, the retirement benefit would currently be approximately $27,000. Once a director has begun to receive the benefits as so adjusted, no further adjustments will be made for the remainder of the period of time such Outside Director receives the benefit.

Stockholder Communications with the Board of Directors
     The Company does not have a formal policy by which stockholders may communicate directly with directors, but any stockholder who wishes to send communications to the Board of Directors should deliver such communications to the attention of the Secretary of the Company at the principal executive offices of the Company located at 7900 Glades Road, Suite 500, Boca Raton, Florida 33434. The Secretary is responsible for relaying to the Board of Directors stockholder communications he receives that are addressed to the Board of Directors.

Audit Committee Report
     The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of (i) the Company’s financial reporting process, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) risk assessment and risk management. The Audit Committee’s function is more fully described in the Company’s Audit Committee Charter, which is posted at the Investor Relations/ Corporate Governance section of the Company’s website, www.artesyn.com.
     The Company’s management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
     In this context, the Audit Committee reviewed and discussed the audited financial statements with both the Company’s management and Ernst & Young LLP, the Company’s independent auditor for fiscal year 2004. Specifically, the Audit Committee has discussed with Ernst & Young LLP matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380).

     The Audit Committee received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP the issue of its independence from the Company.
     The Audit Committee has considered whether the provision of non-audit services by Ernst & Young LLP was compatible with maintaining its independence and has determined that the nature and substance of the non-audit services did not impair the status of Ernst & Young LLP as the Company’s independent auditors.
     Based on the Audit Committee’s review of the audited financial statements and its discussions with both the Company’s management and Ernst & Young LLP noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Audit Committee:

A. Eugene Sapp (Chairman)
Edward S. Croft, III
Phillip A. O’Reilly
Bert Sager
Lewis Solomon

Executive Officers
     The following table lists the executive officers and key employees of the Company and their respective positions.

	Age
	(As of the
Name	Record Date)	Position(s) with the Company

Kenneth E. Blake	50	President — Marketing and Standard Products Group
Ewald Braith	41	President — Communications Infrastructure Group
D. Harvey Dewan	65	President — Global Manufacturing
Richard F. Gerrity	49	Corporate Treasurer
Scott McCowan	53	President — Communications Products
Joseph M. O’Donnell	58	Chairman of the Board of Directors, President and Chief Executive Officer
Richard J. Thompson	55	Vice President — Finance, Chief Financial Officer and Secretary
Norman C. Wussow	59	President — Enterprise Computing Group
     Kenneth E. Blake has been President — Marketing and Standard Products Group since August 2000. From February 1999 through August 2000, Mr. Blake was Vice President — Sales and Marketing for Arcom, Inc., a provider of design and installation services for network systems. For more than five years prior to February 1999, Mr. Blake was Vice President — Sales for the Company.
     Ewald Braith has been President — Communications Infrastructure Group since January 2002. From January 2000 through December 2001, Mr. Braith served as Vice President — Engineering for the Company’s Global Wireless and Communications Infrastructure divisions. From January 1998 through December 1999, he was European Engineering Operations Manager for the Company. Mr. Braith joined Zytec in 1991 and held various engineering positions, most recently Engineering Manager of Zytec Hungary, until December 1997 when Zytec was merged into the Company.
     D. Harvey Dewan has been President of Global Manufacturing since January 2000. From December 1997 to December 1999, Mr. Dewan served as President of the Company’s North American and Asian Manufacturing divisions. From February to December 1997, Mr. Dewan was Vice President of Operations for the Company.

     Richard F. Gerrity has been Corporate Treasurer since July 2000. From April 1996 to July 2000, Mr. Gerrity served as Director of Treasury at Hadco Corporation, a manufacturer of electronic components for the technology industry.
     Scott McCowan has been President of Communications Products since February 2004. From 1994 to 1998 Mr. McCowan was Vice President of Marketing, and then from 1998 to February 2004, Vice President — Sales and Support for Communications Products.
     Joseph M. O’Donnell has been Chairman of the Board of Directors since February 1997 and Co-Chairman of the Board of Directors following the merger of Zytec into the Company. He was again appointed Chairman in May 2003. Mr. O’Donnell has served as President and Chief Executive Officer of the Company since July 1994.
     Richard J. Thompson has served as Vice President — Finance, Chief Financial Officer and Secretary of the Company since June 1990.
     Norman C. Wussow has been President — Enterprise Computing Group since June 2001. From June 1999 through June 2001, Mr. Wussow served as President of the Company’s North America-Commercial division. From January 1998 through June 1999, Mr. Wussow served as Vice President — Custom Engineering of North America’s Commercial division. Mr. Wussow joined Zytec in 1993 and held various engineering positions, most recently Vice President — Engineering until December 1997, when Zytec was merged into the Company.

Executive Compensation — Summary Compensation Table
     The following table sets forth compensation earned for the fiscal years ended December 31, 2004 (“fiscal year 2004”), December 26, 2003 (“fiscal year 2003”), and December 27, 2002 (“fiscal year 2002”) by the Chief Executive Officer and the other four most highly compensated executive officers of the Company serving in such capacity at the end of fiscal year 2004 (the “Named Executives”).

							Long-Term
		Annual Compensation					Compensation

					Other Annual		Securities		All Other
	Fiscal		Bonus		Compensation		Underlying Options		Compensation
Name and Position(s)	Year	Salary($)	($)(1)		($)(2)		(3)		($)

Joseph M. O’Donnell	2004	570,769	784,120		-0-		160,000		35,741	(5)
Chairman, Chief	2003	560,000	550,368		-0-		175,000		33,500	(5)
Executive Officer	2002	565,555	254,800	(4)	-0-		310,000	(4)	28,000	(5)
and President
Richard J. Thompson	2004	305,769	300,008		-0-		65,000		16,767	(7)
Vice President —	2003	300,000	142,600		-0-		80,000		13,500	(7)
Finance, Chief	2002	300,000	458,000	(6)	-0-		130,000		15,846	(7)
Financial Officer and Secretary
Kenneth E. Blake	2004	254,808	211,544		-0-		40,000		16,173	(8)
President — Marketing	2003	250,000	136,620		-0-		40,000		13,515	(8)
and Standard	2002	250,000	126,500		-0-		40,000		13,407	(8)
Products Group
Norman C. Wussow	2004	234,423	194,620		-0-		30,000		16,736	(9)
President — Enterprise	2003	230,000	137,908		-0-		30,000		14,502	(9)
Computing Group	2002	225,576	126,500		-0-		40,000		15,689	(9)

D. Harvey Dewan	2004	226,269	187,851		-0-		40,000		20,758	(11)
President — Global	2003	222,000	133,111		51,816	(10)	40,000		14,502	(11)
Manufacturing	2002	222,000	122,100		64,827	(10)	40,000		15,689	(11)

(1)	Represents annual amounts awarded to the Named Executives under the Company’s Executive Incentive Plan. The Compensation Committee set plan goals for fiscal years 2003 and 2004 designed to reward Company performance in key metrics — EBITDA, revenue and cash generation — as compared to fiscal year 2002 and 2003, respectively, and as compared to certain other “peer group” companies. Based on the Company’s results of operations in 2003, bonuses were paid to 56 plan participants for the achievement of plan targets. Based on the Company’s results of operations in 2004, bonuses were paid to 56 plan participants for the achievement of five of the six plan targets. See “Compensation and Stock Option Committee Report on Executive Compensation.”

(2)	Includes only those perquisites that are, in the aggregate, greater than or equal to the lesser of $50,000 or 10% of annual salary and bonus.

(3)	Represents options awarded under the Company’s stock option plans.

(4)	Based on the formulas set forth in the Company’s 2002 Executive Incentive Plan, as approved by the Compensation Committee, Mr. O’Donnell earned a total bonus of $509,600. Upon the voluntary election of Mr. O’Donnell and with concurrence of the Compensation Committee, payment of the total earned bonus was 50% in cash and, in lieu of the remaining 50%, Mr. O’Donnell received an option grant to purchase 75,000 shares of Common Stock, which was granted at the current fair market value on March 10, 2003 of $3.20 per share. The cash portion was subject to Mr. O’Donnell’s continued employment and was paid in four quarterly installments beginning in the second quarter of 2003 through the first quarter of 2004.

(5)	Includes insurance premiums paid by the Company in the amounts of $20,000, $20,000 and $14,500 with respect to two life insurance policies for the benefit of Mr. O’Donnell, including a whole-life policy and a hybrid policy in fiscal years 2004, 2003 and 2002, respectively. Also includes $7,500, $7,500 and $7,500 in premiums paid by the Company with respect to health insurance for the benefit of Mr. O’Donnell and contributions of $8,241, $6,000 and $6,000 to the Company’s 401(k) plan in fiscal years 2004, 2003 and 2002, respectively.

(6)	Includes a special, one-time incentive payment of $331,000 for the successful implementation of a corporate refinancing completed in January 2002.

(7)	Includes contributions in the amounts of $8,241, $6,000 and, $6,000 by the Company to its 401(k) plan for the benefit of Mr. Thompson and insurance premiums in the amounts of $8,526, $7,500 and $9,846 paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. Thompson in fiscal years 2004, 2003 and 2002, respectively.

(8)	Includes contributions in the amount of $8,241, $6,000 and 5,500 by the Company to its 401(k) plan for the benefit of Mr. Blake in the 2004, 2003 and 2002 fiscal years, and insurance premiums in the amounts of $7,932, $7,515 and $7,907 paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. Blake in fiscal years 2004, 2003 and 2002, respectively.

(9)	Includes contributions in the amounts of $8,241, $6,000 and $6,000 by the Company to its 401(k) plan for the benefit of Mr. Wussow and insurance premiums in the amounts of $8,495, $8,502 and $9,689 paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. Wussow in fiscal years 2004, 2003 and 2002, respectively.

(10)	Includes $10,800 for a car allowance for fiscal year 2003 and relocation expenses reimbursed by the Company to Mr. Dewan in the amounts of $41,016 and $68,827 in fiscal years 2003 and 2002, respectively.

(11)	Includes $41,016 allowance and Includes contributions in the amounts of $8,241, $6,660 and $6,000 by the Company to its 401(k) plan for the benefit of Mr. Dewan and insurance premiums in the amounts of $12,517, $$7,765 and $12,396 paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. Dewan in fiscal years 2004, 2003 and 2002, respectively.

Stock Option Grants in Last Fiscal Year
     The following table sets forth certain information concerning stock options granted to the Named Executives in fiscal year 2004.

		Percentage of
	Number of	Total Options
	Securities	Granted to
	Underlying	Employees in		Expiration	Grant Date
	Options	Fiscal Year	Exercise Price	Date of	Present Value
Name	Granted	(%)(1)	Per Share ($)	Options	($)(2)

Joseph M. O’Donnell	60,000	6.2%	$9.06	6/10/2009	$312,153
	100,000	10.4%	$7.68	7/26/2009	$431,090

	160,000	16.7%			$743,243
Richard J. Thompson	65,000	6.8%	$7.68	7/26/2009	$280,209
Kenneth E. Blake	40,000	4.2%	$7.68	7/26/2009	$172,436
Norman C. Wussow	30,000	3.1%	$7.68	7/26/2009	$129,327
D. Harvey Dewan	40,000	4.2%	$7.68	7/26/2009	$135,160

(1)	Represents the percentage of options granted to all employees of the company in fiscal year 2004.

(2)	Based upon the Black-Scholes option-pricing model adopted for use in valuing executive stock options. The actual value, if any, a Named Executive may realize will depend upon the excess of the market price of the Common Stock over the exercise price on the date the option is exercised. There is, therefore, no assurance that the value realized by a Named Executive will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based upon certain assumptions, which the Company believes to be reasonable, such as a risk-free rate of return of 2.2%, stock price volatility of 94%, future dividend yield of 0% and expected life of 3.3 years. The values do not take into account certain features of the stock plans, which may affect such values, such as conditions of exercisability and non-transferability.

Options Exercised in Last Fiscal Year and Fiscal Year-End Option Values Table
     The following table sets forth certain information with respect to stock options exercised by the Named Executives in fiscal year 2004 and certain information with respect to exercisable and non-exercisable stock options held on December 31, 2004 by the Named Executives. The table also includes the value of “in-the-money” stock options, which represents the spread between the exercise price of the existing stock options and the year-end trading price of the Common Stock.

			Number of Securities		Value of In-The-Money
			Underlying Unexercised		Options Held on
			Options Held on		December 31,
			December 31, 2004		2004(1)($)
	Shares
	Acquired on	Value		Not		Not
Name	Exercise (#)	Realized ($)	Exercisable	Exercisable	Exercisable	Exercisable

Joseph M. O’Donnell	240,000	$1,599,985	645,865	467,500	$1,223,351	$2,293,250
Richard J. Thompson	-0-	-0-	406,312	217,500	$647,155	$852,242
Kenneth E. Blake	-0-	-0-	80,000	120,000	$333,850	$491,000
Norman C. Wussow	-0-	-0-	110,000	80,000	$333,850	$411,500
D. Harvey Dewan	-0-	-0-	127,500	60,000	$507,050	$317,800

(1)	Based upon the closing price of the Common Stock on December 31, 2004 of $11.30.

Employment Arrangements with Named Executive Officers
     The Compensation Committee approved an employment agreement, dated as of January 1, 2000 and amended and restated as of March 14, 2005, between the Company and Mr. O’Donnell. The agreement provides that Mr. O’Donnell is to receive a base salary of $560,000 per year, which amount is subject to adjustment. In addition, the agreement provides that Mr. O’Donnell is eligible to receive an incentive payment each year of up to a maximum of 182% of his base salary for such year. Mr. O’Donnell is also eligible for stock option grants in the discretion of the Compensation Committee awarded in accordance with the terms of any of the Company’s stock option plans, then in effect. Mr. O’Donnell is also entitled to reimbursement of certain health, disability and life insurance benefits. The Company also has agreed to cause Mr. O’Donnell to be nominated as a director of the Company throughout the term of his employment. The employment agreement expires on December 31, 2005, but is renewable each successive year thereafter for an additional one-year term unless either party provides written notice of termination.
     The Compensation Committee also approved an employment agreement between the Company and Richard J. Thompson, Vice President-Finance and Chief Financial Officer of the Company, dated as of January 1, 2000 and amended and restated as of March 14, 2005. The agreement provides that Mr. Thompson is to receive a base salary of $300,000 per year, which amount is subject to adjustment. In addition, the agreement provides that Mr. Thompson is eligible to receive an incentive payment each year of employment of up to a maximum of 130% of his base salary for such year. Mr. Thompson is also eligible for stock option grants in the discretion of the Compensation Committee awarded in accordance with the terms of any of the Company’s stock option plans, then in effect. Under the terms of the agreement, Mr. Thompson is entitled to reimbursement of certain health, disability and life insurance benefits. The agreement expires on December 31, 2005, but is automatically renewable each successive year thereafter for an additional one-year term unless either party provides written notice of termination.
     In the event that either Mr. O’Donnell’s or Mr. Thompson’s employment with the Company ceases due to their death or “disability,” as that term is defined in each agreement, then Mr. O’Donnell or Mr. Thompson, as the case may be, is entitled to receive the base salary owed to him as of the date his employment with the Company ceased, as well an incentive payment in an amount equal to 182% for Mr. O’Donnell or 130% for Mr. Thompson, as the case may be, of his base salary for such year (each such amount is hereinafter referred to as that respective executive’s “Maximum Incentive Payment”). In addition, Mr. O’Donnell or Mr. Thompson would be eligible to continue to receive certain Company-provided benefits for a period of twelve months following cessation of his employment with the Company. In the event that either Mr. O’Donnell’s or Mr. Thompson’s employment with the Company is terminated by the Company without “cause” or by Mr. O’Donnell or Mr. Thompson due to the Company’s “substantial breach,” as such terms are defined in each agreement, then Mr. O’Donnell or Mr. Thompson is entitled to the balance of his base salary and his Maximum Incentive Payment then due, an amount equal to two times the sum of his base salary and Maximum Incentive Payment (payable in twenty-four equal monthly installments, provided that the last twelve payments shall not be paid by the Company if Mr. O’Donnell or Mr. Thompson is found to have violated certain non-disclosure and non-competition provisions of his agreement), and the costs and expenses of outplacement related services in an amount not to exceed $45,000. In addition, Mr. O’Donnell or Mr. Thompson will be eligible to continue to receive certain Company-provided benefits for a period of twenty-four months from the date of his termination with the Company. In the event that either Mr. O’Donnell’s or Mr. Thompson’s employment with the Company is terminated without “cause” or due to the Company’s “substantial breach” following a “change of control” of the Company, as that term is defined in each agreement, then Mr. O’Donnell or Mr. Thompson would be entitled to a lump-sum payment equal to three times the sum of his base salary and his Maximum Incentive Payment as well as a lump sum payment equal to the value of certain Company-provided benefits that he would have received over a three-year period. In the event that either Mr. O’Donnell’s or Mr. Thompson’s employment is not renewed by the Company at any time before reaching age 65, then Mr. O’Donnell or Mr. Thompson is entitled to receive an amount equal to two times the sum of his base salary and his Maximum Incentive Payment, payable in twenty-four monthly installments.
     The Company also is a party to a severance agreement with Mr. Blake, dated as of July 6, 2001. The agreement provides that Mr. Blake is entitled to certain severance benefits as described below in the event of an “eligible termination” as defined in the agreement. In the event of an eligible termination occurring because of the elimination of Mr. Blake’s position due to a shutdown, reorganization or similar event with respect to the Company or its business units, Mr. Blake would be entitled to one year’s base salary plus a prorated portion of the award fixed for him under the Company’s incentive bonus program for the then current fiscal year, his salary through the effective date of termination to the extent not theretofore paid, the amount of any bonus accrued by Mr. Blake and any vacation pay, expense reimbursements and other cash entitlements accrued by him. In the event of an eligible termination following a change of control of the Company, Mr. Blake would be entitled to two times his annual base salary plus a prorated portion of the award fixed for him under the Company’s incentive bonus program for the then current fiscal year, as well as his salary through the effective date of termination to the extent not theretofore paid, the amount of any bonus accrued by Mr. Blake and any vacation pay, expense reimbursements and other cash entitlements accrued by Mr. Blake. Further, in the event of any eligible termination, Mr. Blake shall, to the extent allowable under applicable law, continue to receive during the twelve month period following the termination date all benefits and service credits for benefits under medical insurance and other employee benefit plans and programs to which he was entitled at his termination date as if he were still employed by the Company.
     Certain options granted to the Named Executives become immediately exercisable in the event of a “change of control” and certain other options become immediately exercisable if a Named Executive’s employment is terminated within six months after a “change of control” of the Company pursuant to the terms of the stock option plan under which the options were granted.

Compensation and Stock Option Committee Report on Executive Compensation
     The Compensation Committee of the Board of Directors consists of Messrs. O’Reilly (Chairman), Croft, Sager and Solomon, each of whom the Board of Directors has determined meets the independence requirements of The NASDAQ Stock Market. The Compensation Committee is responsible for establishing the overall philosophy and strategy of the Company’s executive compensation program and overseeing the executive compensation plans developed to execute the Company’s compensation strategy.

The Company’s Executive Compensation Strategy
     The Company’s executive compensation program has been designed to promote stockholder interests and to:

•	Link key executives’ compensation to the Company’s strategic business objectives;

•	Promote human resources’ goals to attract, hire and retain quality talent;

•	Reward teamwork and individual performance for achieving annual business results;

•	Balance short and long-term considerations through compensation for achievement of annual goals that are consistent with long-term objectives; and

•	Provide motivation to key executives to excel by offering competitive incentive and total compensation.
     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes limits on deductibility for certain non-approved compensation to certain executives exceeding $1 million per year. Although the Company considers the impact of this rule when developing and implementing the Company’s executive compensation programs, the Company believes that it is important to preserve flexibility in designing compensation programs. Accordingly, it is the Company’s intention to ensure that compensation paid to its executives is tax deductible under section 162(m) of the Code. However, the Company has not adopted a formal policy that all compensation must qualify and exceptions may occur.

Compensation of Executive Officers
     The Company’s executive compensation program includes two principal elements: annual cash compensation and long-term awards. In order to assess cash compensation and long-term awards, the Company uses survey data of comparable companies in its own and similar industries with comparable revenue levels. This evaluation also considers competitive data of the Company’s selected peer group included in the Stock Performance Graph set forth below.
     Annual cash compensation included both base salaries and annual incentive awards pursuant to the Company’s Executive Incentive Plan. Executives’ base salaries are evaluated each year based upon an assessment of market data of comparable companies and the Company’s financial results. Subject to the terms of any employment agreement, executives are eligible for adjustments in base salary based upon an assessment of individual performance and changes in principal job duties and responsibilities. Based on the Company’s performance, the Compensation Committee awarded no base salary increases to any Named Executive listed in the Summary Compensation Table in fiscal years 2003 or 2004.
     Annual incentive awards for executives are determined under the Company’s Executive Incentive Plan. Each executive participating in the plan has a targeted incentive award based on competitive practice that represents a stated percentage of the executive’s base salary. The performance of executives is evaluated based upon the achievement of corporate financial targets that vary each year depending upon the Compensation Committee’s assessment of the Company’s goals for that year as well as each financial goal’s relative importance to the Company. The aggregate amount of bonuses that may be paid pursuant to the Executive

Incentive Plan is typically subject to a cap representing a percentage of net income, earnings and/or revenue. The financial targets for fiscal year 2004 were developed during the Company’s annual planning process at the beginning of the year. The Compensation Committee reviews and approves the targets each year based upon fairness, degree of difficulty and reasonableness.
     For fiscal year 2004, the Compensation Committee determined that the Company’s performance would be measured on the basis of the Company’s financial improvement from fiscal year 2003 and the Company’s performance vis-à-vis its peer companies. For internal performance, the Compensation Committee set performance targets that measured the Company’s improvement from fiscal year 2003 based on three metrics: revenue growth, profitability improvement and cash flow improvement. For external performance, the Compensation Committee set performance targets that measured the Company’s improvement relative to its industry peers from fiscal year 2003 along three metrics: revenue, market capitalization and EBITDA. Each goal was independently measured and evaluated. Further, the Compensation Committee placed a specific limit on the maximum aggregate incentive payments earnable under the plan. The Compensation Committee strongly believes this capped, improvement-based plan provides appropriate incentive to plan participants while protecting the interests of stockholders.
     Based upon the Compensation Committee’s review of the Company’s performance following the conclusion of the 2004 fiscal year, the Compensation Committee determined that five of the six financial targets were met or exceeded — revenue growth, profitability improvement, cash flow improvement, revenue growth versus the peer group, and market capitalization versus the peer group. The final target was not achieved — EBITDA improvement versus the Company’s selected peer group. As a result, the incentive payments reflected in the Summary Compensation Table reflect only those objectives that were achieved. Based on the formula employed by the Compensation Committee, the incentive payments to all 56 plan participants for 2004 totaled $4.6 million. Payments will be made to participants in four equal quarterly installments beginning April 2005, and individuals must be employed by the Company to be eligible for each quarterly distribution.
     Long-term incentive compensation has historically been in the form of stock option grants under the Company’s 2000 Performance Equity Plan (the “2000 Plan”) and 1990 Performance Equity Plan. The 2000 Plan permits the Company to grant non-qualified stock options to executives as well as other employees of the Company at an exercise price no less than the fair market value of the Common Stock on the date of grant. The 2000 Plan also allows grants of other types of equity incentive compensation, such as restricted stock and stock appreciation rights, but to date, the Company has only granted options thereunder. The Compensation Committee believes that stock option grants and Common Stock ownership by the Company’s executives align the interests of executives with those of the Company’s stockholders. To encourage the Company’s executives to purchase and hold shares of the Company’s Common Stock independent of stock option grants, the Compensation Committee has adopted a policy pursuant to which it has indicated that it may, in its discretion, award additional stock options to executives based on the executive’s purchases of Common Stock above certain amounts.
     To align the interest of stockholders and employees, the options have typically vested based on stock price appreciation and time. The term of the stock option grant is 60 months from the date of grant and is exercisable as follows: (i) 50% vesting any time after the second anniversary of the date of grant if the closing price of a share of Common Stock equals or exceeds 115% of the exercise price per share for any 20 of 30 consecutive trading days after the date of such grant, (ii) 100% vesting any time after the third anniversary if the closing price of a share of Common Stock equals or exceeds 130% of the exercise price per share for any 20 of 30 consecutive trading days after the date of such grant and (iii) to the extent not previously exercisable, 100% after 58 months from the date of grant.
     Each year the Compensation Committee reviews and approves annual salaries, annual incentive awards, grants of long-term incentives and the performance targets and criteria established for both the annual and long-term incentive plans. In addition, the Compensation Committee reviews the performance of the Company and exercises the final authority in approving the payout of executive incentive awards. The Compensation Committee also regularly engages executive compensation consultants and uses compensation data for comparable companies to support its decisions.

Determination of Compensation for the Chief Executive Officer
     Since fiscal year 2001, Mr. O’Donnell’s base salary has been $560,000 per year, and based on the Company’s performance in fiscal year 2004, the Compensation Committee, at this point, has not increased Mr. O’Donnell’s base salary in fiscal year 2005. Mr. O’Donnell participates alongside the Company’s other key employees in the Executive Incentive Program that is described above. For fiscal year 2004, based on the Company’s financial results and performance relative to its selected peer companies, the Company’s executives, including Mr. O’Donnell, earned incentive bonuses for achieving five out of six possible financial targets. Mr. O’Donnell’s total earned bonus under the Executive Incentive Plan for fiscal year 2004 was $784,020. With respect to long-term incentive compensation, in June 2004, the Company granted Mr. O’Donnell non-qualified stock options to purchase 60,000 shares of Common Stock under the 2000 Performance Equity Plan, as amended, at an exercise price of $9.06 per share, and in July 2004, Mr. O’Donnell was granted non-qualified options to purchase 100,000 shares of Common Stock at an exercise price of $7.68 per share. The terms of the stock option grants are 60 months from the date of grant and are exercisable under the terms described above in “Compensation of Executive Officers.”

Compensation and Stock Option Committee:

Phillip A. O’Reilly, Chairman
Edward S. Croft, III
Bert Sager
Lewis Solomon

Security Ownership by Management
     The following table sets forth, as of the close of business on the Record Date, certain information concerning beneficial ownership of Common Stock by each director of the Company, each of the Named Executives and all directors and executive officers as a group (based solely upon information furnished by such persons). The address of each person listed on the table is c/o the Company at the Company’s principal executive offices as indicated at the beginning of this proxy statement, and each person has sole voting and investment power over the shares shown as beneficially owned except as otherwise noted or provided under applicable law.

	Number of Shares
	Beneficially		Percent of
Name	Owned(1)(2)		Common Stock

Lawrence J. Matthews	908,056	(3)	2.3%
Joseph M. O’Donnell	884,987		2.2%
Ronald D. Schmidt	478,351	(4)	1.2%
Richard J. Thompson	439,762	(5)	1.1%
John M. Steel	408,965	(6)	1.0%
Bert Sager	313,925	(7)	*
Phillip A. O’Reilly	201,721	(8)	*
D. Harvey Dewan	145,478		*
Norman C. Wussow	115,415		*
Stephen A. Ollendorff	112,100		*
Kenneth E. Blake	109,038		*
Lewis Solomon	101,000		*
Edward S. Croft, III	94,481		*
A. Eugene Sapp, Jr.	90,500		*

All directors and executive officers as a group (17 persons)	4,552,661		10.9%

*	Represents less than 1%.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Includes the following shares of Common Stock subject to currently exercisable options and/or that may be acquired upon the exercise of options within 60 days after the Record Date: Mr. Matthews — 80,000; Mr. O’Donnell — 615,865; Mr. Schmidt — 70,000; Mr. Thompson — 353,812; Mr. Steel — 40,000; Mr. Sager — 90,000; Mr. O’Reilly — 90,000; Mr. Dewan — 127,500; Mr. Wussow — 80,000; Mr. Ollendorff — 100,000; Mr. Blake — 100,000; Mr. Solomon — 90,000; Mr. Croft — 80,000; Mr. Sapp — 80,000; and all directors and executive officers as a group of 17 persons — 2,107,877.

(3)	Includes 28,000 shares of Common Stock, which are owned of record by the Lawrence J. and Barbara M. Matthews Charitable Remainder Unitrust, of which Mr. Matthews and his wife are beneficiaries and retain the right to appoint and dismiss the trustee.

(4)	Includes 21,554 shares of Common Stock, which are owned of record by Mr. Schmidt’s wife, with respect to which Mr. Schmidt disclaims beneficial ownership, and 167,000 shares of Common Stock, which are owned by the Schmidt Family Limited Partnership, a limited partnership of which Mr. Schmidt is a general partner.

(5)	Includes 450 shares of Common Stock which are beneficially owned by his daughter, with respect to which Mr. Thompson disclaims beneficial ownership.

(6)	Includes 368,965 shares of Common Stock, which are owned of record by the John and Gail Steel Family Trust, of which Mr. Steel and his wife are both Trustees and beneficiaries.

(7)	Includes 2,080 shares of Common Stock, which are beneficially owned by Mr. Sager’s wife as the trustee under a trust for Mrs. Sager’s mother, with respect to which Mr. Sager disclaims beneficial ownership, and 153,860 shares which are owned by Holdings Limited Partnership, a limited partnership of which Mr. Sager is both a limited partner and a principal stockholder of the corporate general partner.

(8)	Includes 81,721 shares of Common Stock owned by the O’Reilly Family LLC (of which Mr. O’Reilly is the manager), which company is owned by the O’Reilly Family Trust (a family trust created by Mr. O’Reilly).

Security Ownership of Certain Beneficial Owners
     The following table sets forth certain information as of the close of business on the Record Date, regarding the stockholders which are known by the Company to beneficially own more than 5% of the Common Stock (based solely upon filings by said holders with the SEC) on Schedule 13D or Schedule 13G, pursuant to Section 13 of the Exchange Act:

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned(1)		Common Stock

Barclays Global Investors, NA	1,968,384	(2)	5.0%
Barclays Global Fund Advisors
Barclays Bank PLC
Barclays Capital Inc.(2)

Bel Fuse, Inc.(3)	2,037,500	(3)	5.2%

Copper Beech Capital Advisors LLC	2,871,759	(4)	7.3%
Copper Beech Capital Management, Inc.
Frank R. DeSantis, Jr.(4)

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Barclays Global Investors, NA, with an office at 45 Fremont Street, San Francisco, CA 94105, a bank as defined under the Exchange Act, is deemed to be the beneficial owner of 1,131,972 and to have sole power to vote or direct the voting of 972,801 shares of Common Stock and sole power to dispose or direct the disposition of 972,801 shares of Common Stock. Barclays Global Fund Advisors, with an office at 45 Fremont Street, San Francisco, CA 94105, an investment adviser registered under the Advisers Act, is deemed to be the beneficial owner and to have sole power to vote or direct the voting of 590,161 shares of Common Stock and sole power to dispose or direct the disposition of 590,161 shares of Common Stock. Barclays Bank PLC, a bank as defined under the Exchange Act, with an office at 54 Lombard Street, London, England EC3P 3AH, is deemed to be the beneficial owner of and to have sole power to vote or direct the voting of 58,200 shares of Common Stock and sole power to dispose or direct the disposition of 58,200 shares of Common Stock. Barclays Capital Inc., with an office at 200 Park Avenue, New York, NY 10166, a broker or dealer registered under the Exchange Act, is deemed to be the beneficial owner and to have sole power to vote or direct the voting of 347,222 shares of Common Stock and sole power to dispose or direct the disposition of 347,222 shares of Common Stock.

(3)	Bel Fuse Inc., a New Jersey corporation with an office at 206 Van Vorst Street, Jersey City, New Jersey 07302, is deemed to be the beneficial owner of 2,037,500 shares of Common Stock and to have sole power to vote or direct the voting of 2,037,500 shares of Common Stock and sole power to dispose or direct the disposition of 2,037,500 shares of Common Stock.

(4)	Copper Beech Capital Advisors LLC, a Delaware limited liability company with an office at 540 Madison Avenue, 33rd Floor, New York, New York 10022, is deemed to be the beneficial owner of 1,222,931 shares of Common Stock and to have sole power to vote or direct the voting of zero shares of Common Stock, shared power to vote or to direct the vote of 1,222,931 shares of Common Stock, sole power to dispose or direct the disposition of zero shares of Common Stock, and shared power to dispose or to direct the disposition of 1,222,931 shares of Common Stock. Copper Beech Capital Management, Inc., a corporation with an office at 540 Madison Avenue, 33rd Floor, New York, New York 10022, is deemed to be the beneficial owner of 1,648,828 shares of Common Stock and to have sole power to vote or direct the voting of zero shares of Common Stock, shared power to vote or to direct the vote of 1,648,828 shares of Common Stock, sole power to dispose or direct the disposition of zero shares of Common Stock, and shared power to dispose or to direct the disposition of 1,648,828 shares of Common Stock. Frank R. DeSantis, an individual and citizen of the United States with an office at 540 Madison Avenue, 33rd Floor, New York, New York 10022 is a Managing Member of Copper Beach Capital Advisors LLC and President of Copper Beach Capital Management, Inc. Mr. DeSantis is deemed to be the beneficial owner of 2,871,759 shares of Common Stock and to have sole power to vote or direct the voting of zero shares of Common Stock, shared power to vote or direct the voting of 2,871,759 shares of Common Stock, sole power to dispose or direct the disposition of zero shares of Common Stock and shared power to dispose or direct the disposition of 2,871,759 shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance
     Pursuant to Section 16(a) of the Exchange Act, the directors and executive officers and beneficial owners of greater than 10% of the Company’s Common Stock are required to file reports with the SEC in respect of their ownership of the Company’s securities. The Company believes that during fiscal year 2004 all such required reports were filed on a timely basis, other than the following late filings which occurred due to clerical oversight: one Form 4 required to be filed by Mr. Matthews with respect to two transactions in the Company’s Common Stock and one Form 5 required to be filed by Mr. Steel with respect to his transactions in the Company’s Common Stock.

Certain Relationships and Related Transactions
     Mr. Ollendorff, a director of the Company, was Of Counsel to the law firm of Kirkpatrick & Lockhart Nicholson Graham LLP during fiscal year 2004. Kirkpatrick & Lockhart Nicholson Graham LLP acted as counsel for the Company in fiscal year 2004 and received fees totaling approximately $1.0 million in such fiscal year for various legal services rendered to the Company.

STOCK PERFORMANCE GRAPH
     The line graph below compares the cumulative total stockholder return (assuming reinvestment of dividends) on the Company’s Common Stock, over the most recent five-year period up to and including December 31, 2004 with the cumulative total return of companies on the Russell 2000 Index and the S&P SmallCap Electrical Components and Equipment Index (the “Electrical Components and Equipment Index”), a published line-of-business index. In light of the Company’s continuing focus on its power conversion business, the Electrical Components and Equipment Index, which includes the Company’s Common Stock in its constituency, was selected because the Company believes this index provides a meaningful comparison to its performance.
CUMULATIVE TOTAL RETURN
     Based on an investment of $100 and reinvestment of dividends beginning on December 31, 1999:

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04

Artesyn Technologies Inc.	$100	$76	$44	$18	$39	$54
Russell 2000	$100	$120	$121	$95	$137	$161
S&P SmallCap Electrical Components & Equipment Index	$100	$110	$90	$70	$85	$103

PROPOSAL II: RATIFICATION OF SELECTION OF AUDITORS
     The Board of Directors has selected the firm of Ernst & Young LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 30, 2005. It is expected that a member of the firm will be present at the Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. If you do not ratify the selection of Ernst & Young LLP as the independent public accountants of the Company for the fiscal year ending December 30, 2005, the Board of Directors will evaluate what would be in the best interests of the Company and you and consider whether to select new independent public accountants for the current fiscal year or whether to wait until the completion of the audit for the current fiscal year before considering changing independent public accountants. The Board of Directors recommends a vote “FOR” the ratification of this selection.

Fees Paid to Ernst & Young LLP
     The Company retained the firm of Ernst & Young LLP on May 6, 2004 to act as independent auditors for the Company for the fiscal year ending December 31, 2004. The Audit Committee considered, among other matters, Ernst & Young LLP’s independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Fees for all services provided by Ernst & Young LLP to the Company for fiscal years 2004 and 2003 are set forth below:

	2004	2003

Audit Fees(1)	$2,265,547	$1,024,195
Audit-Related Fees(2)	125,000	18,000
Tax Fees(3)	660,000	410,745
All Other Fees(4)	-0-	61,840

Total Fees	$3,050,547	$1,514,780

(1)	For both fiscal years, represents fees for professional services rendered by Ernst & Young LLP with respect to the audit of the Company’s annual consolidated financial statements and the review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q. This also includes services with respect to statutory audits required in overseas locations. The fiscal year 2003 fees include fees for comfort letters, consents and assistance with review of documents filed with the Commission related to the Company’s convertible note offering in fiscal year 2003.

(2)	For both fiscal years, represents fees for professional services rendered by Ernst & Young LLP with respect to the audit of the Company’s employee benefit plans, consents and reviews of documents filed with the SEC with respect to the plans. For fiscal year 2004, represents fees for the audit of the employee benefit plan of $25,000 and consultation and documentation of compliance with Section 404 of the Sarbanes-Oxley Act of $100,000.

(3)	Represents fees for professional services rendered by Ernst & Young LLP for tax compliance, tax planning and tax advice. For fiscal years 2003 and 2004, tax compliance was $159,950 and $99,000, respectively, primarily representing the review and assistance with tax returns and claims for refund in various overseas jurisdictions in which the Company does business. For fiscal years 2003 and 2004, tax planning and advice was $443,969 and $561,000, respectively, primarily representing assistance with tax examinations, tax research and planning in the countries in which the Company does business.

(4)	For fiscal year 2003 represents fees for professional services rendered by Ernst Young LLP to advise the Company in connection with refinancing its senior credit facility.
     The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditors. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee pre-approved all services provided by Ernst & Young LLP in fiscal year 2004. In situations where its is impractical to wait until the next regularly scheduled quarterly meeting, the Audit Committee has delegated the authority to approve audit and non-audit service fees to the Chairman of the Audit Committee up to 10% of the prior year audit fee. Audit and non-audit services approved pursuant to the above-described delegation of authority require the reporting of any such approvals to the full Audit Committee at the next regularly scheduled meeting.

OTHER MATTERS; SUBMISSION OF STOCKHOLDER PROPOSALS
     As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Meeting other than as described above. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend. In accordance with the rules promulgated by the SEC, the Company hereby notifies its stockholders that any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its 2006 Annual Meeting of Stockholders must submit such proposal to the Company’s Secretary in writing no later than December 26, 2005 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2006 Annual Meeting of Stockholders. In addition, the Company’s by-laws have an advance notice procedure for stockholders seeking to present business before an Annual Meeting of Stockholders. The advance notice procedure requires that any stockholder who intends to present a matter for action at an Annual Meeting of Stockholders must deliver a written notice of such intent to the Company’s Secretary not less than 50 days nor more than 75 days prior to the date of such meeting. However, in the event that less than 65 days’ notice or prior public disclosure of the date of such meeting is given or made, then notice by the stockholder of such intent must be received by the Company no later than the tenth day following the day on which notice of the date of such meeting was mailed or such public disclosure was made. The Company hereby further notifies its stockholders that if the Company does not receive timely notice of a proposed matter to be submitted for stockholder vote at the 2005 Annual Meeting of Stockholders according to the procedures set forth above, then any proxies held by members of the Company’s management in respect of such meeting may be voted at the discretion of such management members on such matter if it shall properly come before such meeting, without any discussion of such proposed matter in the proxy statement to be distributed in respect of such meeting.

By Order of the Board of Directors

Richard J. Thompson
Secretary
Dated: April 25, 2005

ARTESYN TECHNOLOGIES, INC.

Proxy for Annual Meeting to Be Held on June 2, 2005

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of ARTESYN TECHNOLOGIES, INC., a Florida corporation (the “Company”), hereby constitute(s) and appoint(s) PHILLIP A. O’REILLY and BERT SAGER, and each of them, with full power of substitution in each, as the agent, attorneys and proxies of the undersigned, for and in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton Suites Boca Raton, 7920 Glades Road, Boca Raton, Florida 33434, on June 2, 2005 at 10:00 A.M. (local time), and any adjournment(s) thereof, all of the shares of the Company’s common stock which the undersigned would be entitled to vote if then personally present at such meeting in the manner specified and on any other business as may properly come before the Meeting.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AND IN THE PROXIES’ DISCRETION UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

(Continued and to be signed and dated on the reverse side.)

1.      ELECTION OF DIRECTORS

You may withhold authority to vote for any nominee by checking the box labeled “EXCEPTIONS” below and writing the name of the nominee on the line provided. You may withhold authority to vote for the entire slate of director nominees by checking the box labeled “WITHHOLD AUTHORITY” below.

FOR ALL NOMINEES listed below	☐	*EXCEPTIONS	☐	WITHHOLD AUTHORITY ☐ to vote for all nominees listed below

Nominees:	Edward S. Croft, III, Lawrence J. Matthews, Joseph M. O’Donnell,
Stephen A. Ollendorff, Phillip A. O’Reilly, Bert Sager,
A. Eugene Sapp, Jr., Ronald D. Schmidt, Lewis Solomon, John M. Steel

*EXCEPTIONS

2. To ratify the selection of the firm of Ernst & Young LLP as auditors for the fiscal year ending December 30, 2005.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) thereof and as provided by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended.

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Name (please print)

Title (if applicable)

Signature (if held jointly)

Name (please print)

Title (if applicable)

Dated: , 2005

Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.
Votes MUST be indicated (x) in Black or Blue Ink.